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                                                                     EXHIBIT 5.1





                                 March 10, 1998


PawnMart, Inc.
301 Commerce Street, Suite 3600
Fort Worth, Texas 76102

         Re:     PawnMart, Inc.
                 Registration Statement on Form SB-2
                 Registration Number 333-38597

Ladies and Gentlemen:

         We refer to the above-captioned registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "1933 Act"), by PawnMart, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to a proposed public offering by the Company of up to 1,200,000 shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"), 1,200,000 Series A Redeemable Common Stock Purchase Warrants (the "Series A Warrants") and 1,200,000 Series B Redeemable Common Stock Purchase Warrants (the "Series B Warrants")(the Series A Warrants and the Series B Warrants, collectively, the "Warrants") , 1,200,000 shares of Common Stock issuable under the Series A Warrants (the "Series A Warrant Shares") and 1,200,000 shares of Common Stock issuable under the Series B Warrants (the "Series B Warrant Shares")(the Series A Warrant Shares and the Series B Warrant Shares, collectively, the "Warrant Shares").

         Terms used herein that are defined in the Registration Statement and not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures (except for those of representatives of the Company), the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based on our examination mentioned above and such other investigation as we have deemed necessary, we are of the opinion that the Shares and the Warrants to be sold by the Company (and the Warrant Shares issuable under the Warrants), each of which is to be sold pursuant to the Registration Statement and in accordance with the terms of the Underwriting Agreement filed as an exhibit to the Registration Statement (and, in the case of the Warrant Shares, which will be issued upon exercise as set forth in the Warrant Agreement filed as an exhibit to the Registration Statement),
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will, upon issuance, assuming payment of the purchase price or exercise price therefor, as the case may be, and effectiveness of the Registration Statement (and, in the case of the Warrant Shares, assuming exercise as provided in the Warrant Agreement), be duly authorized, legally and validly issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under "Legal Matters" in the related Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,

                              JORDAAN & PENNINGTON, PLLC


                              By: /s/ JAKES JORDAAN
                                 --------------------------
                                    Jakes Jordaan